THE SOURLIS LAW FIRM
Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	The Galleria
Philip Magri, Esq.+	2 Bridge Avenue
Joseph M. Patricola, Esq.*+ #	Red Bank, New Jersey 07701
Daniel Kobrinski, Esq., LLM+#	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
Virginia@SourlisLaw.com
* Licensed in NJ
+ Licensed in NY
# Licensed in DC

April 22, 2008

Sound Worldwide Holdings, Inc.
Board of Directors
Superluck Industrial Centre
Flat K, 13/F (Phase 2)
57 Sha Tsui Road,
Tsuen Wan, N.T.
Hong Kong, China

Re:	Sound Worldwide Holdings, Inc.
2,330,200 Shares of Common Stock
Amendment No. 4 to Registration Statement on Form S-1

Dear Sirs:

We have acted as securities counsel to Sound Worldwide Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 2,330,200 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement.

In our capacity as counsel to the Company, we have reviewed the articles of formation and by-laws, as amended, of the Company and resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

We are admitted to practice in the States of New Jersey, New York and Washington, DC and we express no opinion as to any matters governed by any laws other than the laws of the State of New Jersey, New York, Washington, DC, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers and directors, it is our opinion as of the date hereof that:

1.	The Company’s Articles validly authorize the issuance of the Shares registered in the Registration Statement; and
2.	The Shares to be sold by the Selling Stockholders named in the Registration Statement are validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ The Sourlis Law Firm